Exhibit 4.8
                                                                     -----------

                                    GUARANTY

      THIS GUARANTY (this "Guaranty") is dated as of the 22nd day of December, 2003, by BLUESTEM PIPELINE, LLC, a Delaware limited liability company
("Guarantor"), in favor of BANK ONE, NA, with its main office in Chicago, Illinois, and each of the other financial institutions (1) listed on Schedule 1.1-A to the Revolving Credit Agreement (as hereinafter defined) as Banks (collectively, "Revolving Lenders"), and (2) from time to time party to the Term Credit Agreement (as hereinafter defined) as Lenders (collectively, "Term Lenders") and each of their respective successors and assigns as permitted pursuant to the Revolving Credit Agreement and the Term Credit Agreement (as applicable) (Bank One, NA, acting as both a Revolving Lender and a Term Lender but not as Revolving Agent (as hereinafter defined), Term Agent (as hereinafter defined), or Collateral Agent (as hereinafter defined), and each of the other Term Lenders and Revolving Lenders are collectively referred to herein as "Noteholders").

                             W I T N E S S E T H:
                             -------------------

      WHEREAS, Quest Cherokee, LLC, a Delaware limited liability company ("Borrower"), Revolving Lenders, and Bank One, NA, with its main office in Chicago, Illinois, as Administrative Agent thereunder ("Revolving Agent"), are parties to that certain Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the "Revolving Credit Agreement"; unless otherwise defined or indicated herein, all terms used herein with their initial letter capitalized shall have the meaning given such terms in the Revolving
Credit Agreement) dated as of December 22, 2003, pursuant to which Revolving Lenders have agreed to make a revolving loan to Borrower and agreed to issue and participate in letters of credit issued on behalf of Borrower; and

      WHEREAS, Borrower, Guarantor, Term Lenders, and Bank One, NA, with its main office in Chicago, Illinois, as Agent thereunder ("Term Agent"), are parties to that certain Senior Term Second Lien Secured Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the "Term Credit Agreement" and, together with the Revolving Credit Agreement, the "Credit Agreements" and, each individually, a "Credit Agreement") dated as of December 22, 2003, pursuant to which Term Lenders have agreed to make a term loan to Borrower; and

      WHEREAS, certain of the relative rights and remedies of Revolving Lenders and Term Lenders are set forth in that certain Collateral Agency and Intercreditor Agreement dated as of December 22, 2003 among Bank One, NA, as Collateral Agent thereunder ("Collateral Agent"), Revolving Agent, Term Agent, Noteholders, Borrower and Guarantor (as amended, restated, supplemented or otherwise modified from time to time, the "Intercreditor Agreement"); and

      WHEREAS, pursuant to the terms of the Credit Agreements, Borrower is obligated to deliver this Guaranty executed by Guarantor; and

      WHEREAS, the board of directors of Guarantor has determined that valuable benefits will be derived by it as a result of the Credit Agreements and the extension of credit made (and to be made) by Noteholders thereunder; and


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      WHEREAS,   the  board  of  directors  of  Guarantor  has  determined  that
Guarantor's execution, delivery and performance of this Guaranty may reasonably be expected to benefit Guarantor, directly or indirectly, are in the best interests of Guarantor, and are necessary or convenient to the conduct, promotion or attainment of Borrower's business; and

      WHEREAS, Guarantor has further determined that the benefits accruing to it from each Credit Agreement exceed Guarantor's anticipated liability under this Guaranty.

      NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Guarantor hereby covenants and agrees as follows:

     1. Guarantor hereby absolutely and unconditionally guarantees the prompt, complete and full payment when due, no matter how such shall become due, of the Obligations, and further guarantees that Borrower will properly and timely perform the Obligations. Notwithstanding any contrary provision in this Guaranty, however, Guarantor's maximum liability under this Guaranty is limited, to the extent, if any, required so that its liability is not subject to avoidance under applicable Debtor Relief Laws (as such term is defined in Paragraph 8 hereof). As used herein, "Obligations" shall mean, collectively, all Obligations, as such term is defined in the Revolving Credit Agreement, and all Obligations, as such term is defined in the Term Credit Agreement.

     2. If Guarantor is or becomes liable for any indebtedness owing by Borrower to any Noteholder by endorsement or otherwise than under this Guaranty, such liability shall not be in any manner impaired or affected hereby, and the rights of Noteholders hereunder shall be cumulative of any and all other rights that Noteholders may ever have against Guarantor. The exercise by any Noteholder of any right or remedy hereunder or under any other instrument, at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

     3. In the event of default by Borrower in payment of the Obligations, or any part thereof, when such Obligations become due, either by their terms or as the result of the exercise of any power to accelerate, Guarantor shall, on demand, and without further notice of dishonor and without any notice having been given to Guarantor previous to such demand of the acceptance by Noteholders of this Guaranty or of the creating or incurring of such Obligations, pay the amount due thereon to Noteholders as set forth in this Guaranty, and it shall not be necessary for any Noteholder, in order to enforce such payment by Guarantor, first, to institute suit or exhaust its remedies against Borrower or others liable on such Obligations, to have Borrower joined with Guarantor in any suit brought under this Guaranty or to enforce their rights against any security which shall ever have been given to secure such indebtedness; provided, however, that in the event any Noteholder elects to enforce and/or exercise any remedies they may possess with respect to any security for the Obligations prior to demanding payment from Guarantor, Guarantor shall nevertheless be obligated hereunder for any and all sums still owing to Noteholders on the Obligations and not repaid or recovered incident to the exercise of such remedies.


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     4.  Notice to  Guarantor  of the  acceptance  of this  Guaranty  and of the making, renewing or assignment of the Obligations and each item thereof, are hereby expressly waived by Guarantor.

     5. Each payment on the Obligations shall be deemed to have been made by Borrower unless express written notice is given to Noteholders at the time of such payment that such payment is made by Guarantor as specified in such notice.

     6. If all or any part of the Obligations at any time are secured, Guarantor agrees that Collateral Agent and/or Noteholders may at any time and from time to time, at their discretion and with or without valuable consideration, allow substitution or withdrawal of collateral or other security and release collateral or other security or compromise or settle any amount due or owing under the Credit Agreements or amend or modify in whole or in part the Credit Agreements or any Loan Paper executed in connection with the Credit Agreements without impairing or diminishing the obligations of Guarantor hereunder. Guarantor further agrees that if Borrower executes in favor of any Noteholder any collateral agreement, mortgage or other security instrument, the exercise by any Noteholder of any right or remedy thereby conferred on such Noteholder shall be wholly discretionary with such Noteholder, and that the exercise or failure to exercise any such right or remedy shall in no way impair or diminish the obligation of Guarantor hereunder. Guarantor further agrees that Noteholders and Collateral Agent shall not be liable for their failure to use diligence in the collection of the Obligations or in preserving the liability of any Person liable for the Obligations, and Guarantor hereby waives presentment for payment, notice of nonpayment, protest and notice thereof (including notice of acceleration), and diligence in bringing suits against any Person liable on the Obligations, or any part thereof. As used herein, "Loan Papers" shall mean, collectively, all Loan Papers, as such term is defined in the Revolving Credit Agreement, and all Loan Documents, as such term is defined in the Term Credit Agreement.

     7. Guarantor agrees that Noteholders, in their discretion, may (a) bring suit against all guarantors (including, without limitation, Guarantor hereunder) of the Obligations jointly and severally or against any one or more of them, (b) compound or settle with any one or more of such guarantors for such consideration as Noteholders may deem proper, and (c) release one or more of such guarantors from liability hereunder, and that no such action shall impair the rights of Noteholders to collect the Obligations (or the unpaid balance thereof) from other such guarantors of the Obligations, or any of them, not so sued, settled with or released. Guarantor agrees, however, that nothing contained in this paragraph, and no action by Noteholders permitted under this paragraph, shall in any way affect or impair the rights or obligations of such guarantors among themselves.

     8. Guarantor represents and warrants to each Noteholder that (a) Guarantor is a limited liability company duly organized and validly existing under the laws of the State of Delaware; (b) Guarantor possesses all requisite authority and power to authorize, execute, deliver and comply with the terms of this Guaranty; (c) this Guaranty has been duly authorized and approved by all necessary action on the part of Guarantor and constitutes a valid and binding obligation of Guarantor enforceable in accordance with its terms, except as (1) the enforcement thereof may be limited by applicable Debtor Relief Laws, and (2) the availability of equitable remedies may be limited by equitable principles of general applicability; and (d) no approval or


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consent of any court or governmental  entity is required for the  authorization, execution, delivery or compliance with this Guaranty which has not been obtained (and copies thereof delivered to Noteholders). As used in this Guaranty, the term "Debtor Relief Laws" means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

     9. Guarantor covenants and agrees that until the Obligations are paid and performed in full, it will (a) at all times maintain its existence and authority to transact business in any state or jurisdiction where Guarantor has assets and operations, except where the failure to maintain such existence or authority would not have a Material Adverse Effect, (b) promptly deliver to Noteholders and to Collateral Agent such information respecting its business affairs, assets and liabilities as Noteholders may reasonably request, and (c) duly and punctually observe and perform all covenants applicable to Guarantor under the Credit Agreements and the other Loan Papers. The failure of Guarantor to comply with the terms of this paragraph shall be an Event of Default under each Credit Agreement.

     10. This Guaranty is for the benefit of Noteholders, their successors and assigns, and in the event of an assignment by Noteholders (or their successors or assigns) of the Obligations, or any part thereof, the rights and benefits hereunder, to the extent applicable to the Obligations so assigned, may be transferred with such Obligations. This Guaranty is binding upon Guarantor and its successors and assigns.

     11. No modification, consent, amendment or waiver of any provision of this Guaranty, nor consent to any departure by Guarantor therefrom, shall be effective unless the same shall be in writing and signed by each Noteholder, and then shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Guarantor in any case shall, of itself, entitle Guarantor to any other or further notice or demand in similar or other circumstances. No delay or omission by Noteholders in exercising any power or right hereunder shall impair any such right or power or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such power preclude other or further exercise thereof, or the exercise of any other right or power hereunder. All rights and remedies of Noteholders hereunder are cumulative of each other and of every other right or remedy which Noteholders may otherwise have at law or in equity or under any other contract or document, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

     12. No provision herein or in any promissory note, instrument or any other Loan Paper executed by Borrower or Guarantor evidencing the Obligations shall require the payment or permit the collection of interest in excess of the Maximum Lawful Rate. If any excess of interest in such respect is provided for herein or in any such promissory note, instrument, or any other Loan Paper, the provisions of this paragraph shall govern, and neither Borrower nor Guarantor shall be obligated to pay the amount of such interest to the extent that it is in excess of the amount permitted by law. The intention of the parties being to conform strictly to any applicable federal or state usury laws now in force, all promissory notes, instruments and other Loan Papers executed by Borrower or Guarantor evidencing the Obligations shall be held subject


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to  reduction  to the amount  allowed  under said usury laws as now or hereafter construed by the courts having jurisdiction.

     13. If Guarantor should breach or fail to perform any provision of this Guaranty, Guarantor agrees to pay Noteholders all costs and expenses (including court costs and reasonable attorneys fees) incurred by Noteholders in the enforcement hereof.

     14. (a) The liability of Guarantor under this Guaranty shall in no manner be impaired, affected or released by the insolvency, bankruptcy, making of an assignment for the benefit of creditors, arrangement, compensation, composition or readjustment of Borrower, or any proceedings affecting the status, existence or assets of Borrower or other similar proceedings instituted by or against Borrower and affecting the assets of Borrower.

         (b) Guarantor acknowledges and agrees that any interest on any portion of the Obligations which accrues after the commencement of any proceeding referred to in clause (a) of this Paragraph 14 above (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Obligations if said proceedings had not been commenced) shall be included in the Obligations because it is the intention of Guarantor, Collateral Agent and Noteholders that the Obligations which are guaranteed by Guarantor pursuant to this Guaranty should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Obligations. Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Noteholders or Collateral Agent, or allow the claim of Noteholders or Collateral Agent in respect of, any such interest accruing after the date on which such proceeding is commenced.

         (c) In the event that all or any portion of the Obligations are paid by Borrower, the obligations of Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Collateral Agent or any Noteholder as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Obligations for all purposes under this Guaranty.

     15. Guarantor understands and agrees that any amounts of Guarantor on account with any Noteholder may, after the occurrence and during the continuance of an Event of Default, be offset to satisfy the obligations of Guarantor hereunder. Any Noteholder that offsets any such amounts against such obligations shall take reasonable efforts to promptly notify Guarantor of such action.

     16. Guarantor hereby subordinates and makes inferior any and all indebtedness now or at any time hereafter owed by Borrower to Guarantor to the Obligations and agrees, after the occurrence and during the continuance of a Default or an Event of Default under and as defined in either the Revolving Credit Agreement or the Term Credit Agreement, or any event which with notice, lapse of time, or both, would constitute a Default or an Event of Default under and as defined in either the Revolving Credit Agreement or the Term Credit Agreement, not to permit Borrower to repay, or to accept payment from Borrower of, such indebtedness or any part thereof without the prior written consent of Noteholders.


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     17. During the period that Revolving Lenders have any commitment to lend or participate in Letter of Credit Exposure (as defined in the Revolving Credit Agreement), or any amount payable under any Note remains unpaid or any Letter of Credit (as defined in the Revolving Credit Agreement) remains outstanding, and throughout any additional preferential period subsequent thereto, Guarantor shall not exercise any rights of subrogation to which Guarantor may otherwise be entitled against Borrower, or any other guarantor of the Obligations, as a result of any payment made by Guarantor pursuant to this Guaranty.

     18. As of the date hereof, the fair saleable value of the property of Guarantor is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of Guarantor, and Guarantor is able to pay all of its liabilities as such liabilities mature and Guarantor does not have unreasonably small capital within the meaning of Section 548, Title 11, United States Code, as amended. In computing the amount of contingent or liquidated liabilities, such liabilities have been computed at the amount which, in light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

     19. If any provision of this Guaranty is held to be illegal, invalid or unenforceable, under present or future Laws effective during the term hereof, such provision shall be fully severable, this Guaranty shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Guaranty a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

     20. (a) Guarantor hereby irrevocably submits to the jurisdiction of any Texas State or Federal court sitting in the Northern District of Texas over any action or proceeding arising out of or relating to this Guaranty or any other Loan Paper, and Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Texas State or Federal court. Guarantor agrees that a final judgment on any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

         (b) Nothing in this Paragraph 20 shall affect any right of Noteholders to bring any action or proceeding against any Guarantor or their properties in the courts of any other jurisdictions.

         (c) To the extent that Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Guarantor hereby irrevocably waives such immunity in respect of its obligations under this Guaranty and the other Loan Papers.

     21. THIS GUARANTY AND THE OTHER LOAN PAPERS COLLECTIVELY REPRESENT THE FINAL AGREEMENT BY AND AMONG NOTEHOLDERS,


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COLLATERAL AGENT AND GUARANTOR AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR,
CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF NOTEHOLDERS, AGENT AND GUARANTOR. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG NOTEHOLDERS, COLLATERAL AGENT AND GUARANTOR.

     22. EACH NOTEHOLDER, BY ITS ACCEPTANCE OF THIS GUARANTY, AND GUARANTOR, FOR ITSELF, ITS SUCCESSORS AND ASSIGNS, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OF THE OTHER LOAN PAPERS AND ANY COUNTERCLAIM THEREIN.

     23. THIS GUARANTY AND THE OTHER LOAN PAPERS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

     EXECUTED and effective as of the date first above written.

                                        GUARANTOR:

                                        BLUESTEM PIPELINE, LLC, a Delaware
                                        limited liability company


                                        By:    /s/ Jerry Cash
                                               --------------------------------
                                        Name:  Jerry D. Cash
                                        Title: Manager



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